                               SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the registrant  X
Filed by a party other than the registrant  __
__ Preliminary proxy statement
X  Definitive proxy statement
__ Definitive additional materials
__ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       McDonnell Douglas Corporation
- ---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)
                              Steven N. Frank
- ---------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

X   $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(i)(2)
__  $500 per each party to controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
__  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
  (1)  Title of each class of securities to which transaction applies:

- ---------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- ----------------------------------------------------------------------------
  (4)  Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

- -----------------------------------------------------------------------------
 (2)  Form, schedule or registration statement no.:

- -----------------------------------------------------------------------
  (3)  Filing party:
- -----------------------------------------------------------------------
  (4)  Date filed:
- -----------------------------------------------------------------------

                       MCDONNELL DOUGLAS CORPORATION

                    ----------------------------------

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION

The Annual Meeting of Shareholders of McDonnell Douglas Corporation (MDC, Company) will be held at nine o'clock on the morning of Friday, April 28, 1995, at MDC's Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri. The purpose of the meeting is to consider and vote upon:

     1.    The election of four directors (page 2).

     2. A proposal to approve the Senior Executive Performance Sharing Plan (page 26).

     3. A shareholder proposal regarding the composition of the Nominating Committee (page 28).

     4.    Such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on March 3, 1995 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1994 is enclosed.

   Shareholders are cordially invited to attend the meeting. If you are a shareholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a shareholder whose shares are registered with a bank, brokerage firm, or other record holder and you plan to attend the meeting, please request an Admission Card by writing to MDC Shareholder Services, Mail Code 1001240, P.O. Box 516, St. Louis, MO 63166-0516. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, or other record holder, must accompany your letter. To assure timely processing, please mail your request so that MDC receives it by April 21, 1995. An admittance card in your name will be mailed to you promptly. Any shareholder who does not have a ticket may still register at the door; however, those whose shares are held in street accounts must also bring proof of stock ownership.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

                            By order of the Board of Directors,

                               STEVEN N. FRANK
                               Secretary
March 24, 1995






                                                                        Page 2
                             MCDONNELL DOUGLAS CORPORATION
                     P.O. Box 516, St. Louis, Missouri 63166-0516
                                ----------------------

                                 Proxy Statement for
                           Annual Meeting of Shareholders
                         To be held Friday, April 28, 1995


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MDC for use at the Annual Meeting of Shareholders, as set forth in the accompanying Notice of Annual Meeting of Shareholders, and at all adjournments thereof. The approximate mailing date of the form of proxy and Proxy Statement is expected to be March 24, 1995. Each holder of record of MDC common stock (MDC Stock) at the close of business on March 3, 1995 will be entitled to one vote for each share so held. There were 115,722,101 shares of MDC Stock outstanding on that date.

     The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares is necessary to constitute a quorum for the conduct of business. Shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given, such shares will be voted FOR proposals 1 and 2 and AGAINST proposal 3 described in this Proxy Statement and in accordance with the best judgment of the persons named as proxies on any other matters coming before the meeting. Unless otherwise indicated, proxies marked "abstain" will be treated as present for purposes of determining a quorum for the meeting, but will not be counted as voting in respect of any matter as to which abstention is indicated. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as non-voted for purposes of determining the approval of such matter.

1.   ELECTION OF FOUR DIRECTORS
     --------------------------

     The Company's Bylaws provide that the number of directors shall be thirteen and may be increased or decreased upon an affirmative vote of not less than 80% of the entire Board but shall never be less than three.
After the election, the Board will consist of thirteen members. MDC's Charter provides for division of the directors into three classes, each of which must consist, as nearly as possible, of one-third of the total number of directors.

     Four directors are to be elected at the Annual Meeting. The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is required for the election of each nominee. The nominees for directors are John H. Biggs and James S. McDonnell III, both of whom were previously elected by MDC's shareholders; Harry C. Stonecipher, who became a director on September 24, 1994 and P. Roy Vagelos, who became a director on January 27, 1995. The Board recommends that the nominees be elected for terms ending in 1998 and until their respective successors have been elected and qualify. Proxies may not be voted for a greater number of persons than the number of nominees named.

     The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board of Directors.

     The principal occupations, directorships held and other information as of January 31, 1995 with respect to the nominees and all directors whose terms will continue after the Annual Meeting are shown in the following table.

To Be Elected for Terms Ending in 1998

- --------------------------------------------------------------------------
[Photo Omitted]

John H. Biggs                  Director since 1989           Age 58

Chairman and Chief Executive Officer of Teachers Insurance & Annuity Association of America and of College Retirement Equities Fund (TIAA/CREF) (national teachers' pension fund) since January 1993; President and Chief Operating Officer from January 1989 to January 1993. Trustee of
TIAA/CREF.  Director of Ralston Purina Company.


- --------------------------------------------------------------------------
[Photo Omitted]

James S. McDonnell III (1)     Director since 1975            Age 59

MDC Vice President for more than five years prior to his retirement in January 1991. Director of Boatmen's Trust Company.


- --------------------------------------------------------------------------
[Photo Omitted]

Harry C. Stonecipher           Director since 1994            Age 58

MDC President and Chief Executive Officer since September 1994. Chairman and Chief Executive Officer of Sundstrand Corporation (manufacturer of aerospace and electronic equipment) 1991-1994; President 1987-1991. Director of Cincinnati Milacron, Inc. and Sentry Insurance.

- --------------------------------------------------------------------------
[Photo Omitted]

P. Roy Vagelos, M.D.           Director since 1995            Age 65

Chairman of Merck & Co., Inc. (manufacturer of health products) from 1986 until his retirement in November 1994; Chief Executive Officer 1985-1994. Chairman of the Board of Regeneron Pharmaceuticals, Inc. Director of PepsiCo, Inc. and The Prudential Insurance Company of America.

To Continue in Office Until 1997

- --------------------------------------------------------------------------
[Photo Omitted]

Beverly B. Byron               Director since  1994           Age 62

Former Member of Congress, Maryland's Sixth District in the House of Representatives, 1978-1992. Member of the 1993 Defense Base Closure and Realignment Commission. Director of Baltimore Gas and Electric Company, F&M Bancorp, and UNC Incorporated.


- --------------------------------------------------------------------------
[Photo Omitted]

William H. Danforth, M.D.      Director since 1976            Age 68

Chancellor of Washington University, St. Louis, since 1971. Director of Ralston Purina Company and Ralcorp Holdings, Inc.


- --------------------------------------------------------------------------
[Photo Omitted]

Kenneth M. Duberstein          Director since 1989            Age 50

Chairman and Chief Executive Officer of The Duberstein Group, Inc. (consulting firm) since July 1989. White House Chief of Staff 1988-1989. Director of CINergy Corp.


- --------------------------------------------------------------------------
[Photo Omitted]

John F. McDonnell (1)          Director since 1973            Age 56

MDC Chairman since 1988 and Chief Executive Officer 1988-1994. Director of Ralston Purina Company. Deputy Chairman of the Board of The Federal Reserve Bank of St. Louis.


- --------------------------------------------------------------------------
[Photo Omitted]

Ronald L. Thompson             Director since 1994            Age 45

President and Chairman of The GR Group, Incorporated (manufacturer of assemblies) since 1980. Chairman and Chief Executive Officer of Midwest Stamping, Inc. (automotive parts supplier) since 1993. Director of Illinova Corporation and Illinois Power Company.

To Continue in Office Until 1996

- --------------------------------------------------------------------------

[Photo Omitted]

B. A. (Dolph) Bridgewater, Jr.   Director since 1985          Age 60

Chairman and Chief Executive Officer of Brown Group, Inc. (footwear and specialty retailing) since 1985; President 1979-1987 and since January 1990. Director of Boatmen's Bancshares, Inc., ENSERCH Corporation, Enserch Exploration, Inc., and FMC Corporation.


- --------------------------------------------------------------------------
[Photo Omitted]

William E. Cornelius           Director since 1986            Age 63

Chairman and Chief Executive Officer of Union Electric Company (electric utility) for more than four years until his retirement in December 1993. Director of Boatmen's Bancshares, Inc., General American Life Insurance Company, and Union Electric Company.


- --------------------------------------------------------------------------
[Photo Omitted]

William S. Kanaga              Director since 1987            Age 69

Chairman of the public accounting firm of Arthur Young & Company for more than five years prior to his retirement in 1985. Director of Value Line, Inc.



- --------------------------------------------------------------------------
[Photo Omitted]

George A. Schaefer             Director since 1990            Age 66

Chairman and Chief Executive Officer of Caterpillar, Inc. (manufacturer of machinery) for more than five years prior to his retirement in 1990. Director of Aon Corporation, Caterpillar, Inc., Helmerich & Payne, Inc., and Morton International, Inc.


- -----------------------------

(1)  J. S. McDonnell III and J. F. McDonnell are brothers.

                       THE BOARD AND ITS COMMITTEES

     The Board of Directors held six regularly scheduled meetings and two telephonic meetings during 1994. Each incumbent director attended over 90% of the aggregate of all Board meetings and meetings of committees of the Board of which the director was a member. The committees of the Board are the Audit Committee, the Corporate Responsibility Committee, the Executive Committee, the Finance Committee, the Management Compensation and Succession Committee, and the Nominating Committee.

Audit Committee
- ---------------

     The Audit Committee consists of W. S. Kanaga (Chairman), J. H. Biggs,
B. B. Byron and W. E. Cornelius. In accordance with MDC's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. This committee oversees MDC's financial reporting on behalf of the Board of Directors; recommends to the Board of Directors the independent auditors to perform the annual audit; reviews with the independent auditors the proposed scope of, fees for, and the results of the annual audit; reviews with the independent auditors, the internal auditors, and MDC management the financial reporting process, the system of internal controls, and the scope and results of independent and internal audits; considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors; meets periodically with MDC's head of Internal Auditing and the independent auditors, without management present, to facilitate private communication on any subjects desired; and performs such other tasks as may be assigned to it from time to time by the Board. The committee met four times in 1994.

Corporate Responsibility Committee
- ----------------------------------

     The Corporate Responsibility Committee consists of K. M. Duberstein (Chairman), B. B. Byron, J. S. McDonnell III and R. L. Thompson. This committee considers MDC's position on issues of corporate responsibility. The committee monitors and provides suggestions concerning MDC's programs for defining and implementing its Standards of Business Conduct, ethics training programs and related documents, and monitors and provides suggestions relative to human resources, environmental, worker health and safety, and other public issues of significance in these areas. The committee met two times in 1994.

Executive Committee
- -------------------

     The Executive Committee consists of J. F. McDonnell (Chairman), B. A. Bridgewater, Jr., W. E. Cornelius, W. H. Danforth and H. C. Stonecipher. This committee has been delegated authority to exercise all powers of the Board in the intervals between meetings of the Board of Directors, except those powers delegated to other Board committees, and those which by statute, Charter, or Bylaws are reserved to the full Board. The committee met one time in 1994.

Finance Committee
- -----------------

     The Finance Committee consists of J. H. Biggs (Chairman), B. A. Bridgewater, Jr. and R. L. Thompson. This committee reviews with management, and makes appropriate recommendations and reports to the Board of Directors on the Company's financial condition and requirements. Such reviews include: capitalization and debt levels; dividend policy; investment performance of pension and employee savings plans; financial resources for new product development and product derivatives in excess of amounts delegated by the Board to management; policy limitations on contingent liabilities and guarantees of commercial aircraft sales and financings; the financing alternatives for acquisitions, dispositions and mergers larger than delegated by the Board to management; and other matters which may have significant financial impact on the financial condition or operations of the Company. The committee was formed during the third quarter and met one time in 1994.

Management Compensation and Succession Committee
- ------------------------------------------------

     The Management Compensation and Succession Committee consists of B. A. Bridgewater, Jr. (Chairman), W. S. Kanaga, G. A. Schaefer and P. R. Vagelos. This committee monitors executive evaluation and development; recommends the staffing of senior positions; recommends to the full Board Chief Executive Officer succession; and has full power to administer the Company's executive compensation plans. Members of the committee are ineligible to participate in these plans. The committee is composed exclusively of directors who are not employees or former employees of the Company. The committee met nine times in 1994.

Nominating Committee
- --------------------

     The Nominating Committee consists of W. H. Danforth (Chairman), K. M. Duberstein and G. A. Schaefer. In accordance with MDC's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. The committee proposes to the Board nominees for directors of MDC and members and chairmen of committees of the Board. It also makes recommendations to the Board concerning the structure, size, composition, and operation of the Board and its committees, and the qualification, compensation, and retirement policy of directors. The committee also recommends nominees to the boards of directors of MDC's principal wholly-owned subsidiaries. The committee met three times in 1994.

     MDC's Nominating Committee will consider director nominee recommendations by shareholders who write to Steven N. Frank, Secretary, providing the name and a detailed biography of each prospective nominee. In January each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at MDC's next Annual Meeting of Shareholders. Therefore, in order to be considered for inclusion in MDC's Proxy Statement, prospective nominee recommendations should be received by the Secretary during the first week of January.



Compensation Paid to Board Members                                     Page 8
- ----------------------------------

Compensation for 1994 Services
- ------------------------------
     During 1994, directors who were not corporate officers of MDC were each paid an annual retainer of $20,000, an attendance fee of $2,000 plus expenses for each regular and special meeting of the Board held during normal business hours, and $500 plus expenses for each dinner meeting. In addition, the chairman of each committee was paid a quarterly retainer of $750, other members of each of the committees were paid a quarterly retainer of $250, and committee chairmen and committee members were paid $800 plus expenses for each committee meeting attended. Corporate officers received no remuneration for service as a director or as a member or chairman of a committee.

     Non-employee directors also participated in the MDC Deferred Compensation Plan for Non-Employee Directors (the Non-Employee Director
Plan). Under the Non-Employee Director Plan, directors who are not employed by the Company elected to receive, as an addition to their annual retainer, 450 restricted shares of MDC Stock or an equivalent amount of cash. Prior to the 1994 Annual Meeting of Shareholders, the annual award under the Non-Employee Director Plan was 300 restricted shares or an equivalent amount of cash. The stock and the cash are issued or paid within 60 days after each Annual Meeting of Shareholders for services performed during the twelve months preceding the Annual Meeting and are subject to restrictions on transfer. Prior to the director compensation changes discussed below, neither the stock nor the cash vested until the director became disabled, resigned due to a conflict of interest, died or retired from the Board in accordance with requirements established by the Board. In conjunction with the director compensation changes discussed below, the vesting provisions of the Non-Employee Director Plan were amended to provide that the shares and cash will vest on the earlier of the factors listed above or ten years from the end of the year in which the services to which the retainer payment relates were performed.

     Nonvested restricted shares and cash awarded under the Non-Employee Director Plan are held by the Treasurer of the Company. Directors who elected to receive MDC Stock under the Non-Employee Director Plan will receive dividends on and exercise voting rights with respect to the restricted shares. Directors who elected to receive cash under the Non-Employee Director Plan will not receive interest.

Amendments to Director Compensation
- -----------------------------------

     In order to more closely align the interests of MDC's directors with its shareholders, the Company has redesigned its director compensation program effective April 1, 1995. For the first quarter of 1995, directors will receive the cash retainers and meeting fees described above. Effective April 1, 1995, the annual retainer will be payable in MDC stock equivalents. The value of one stock equivalent will equal the fair market value of one share of MDC Stock. The annual retainer will be equal to one thousand MDC stock equivalents payable in quarterly installments of 250 stock equivalents in lieu of both the cash Board retainer and the restricted stock payable for periods following the April 1995 Annual Meeting under the Non-Employee Director Plan. In addition, directors will annually elect whether to continue to receive committee retainers and

Board and committee meeting fees in cash (in the same amounts discussed above) or defer such amounts into MDC stock equivalents. In conjunction with these director compensation changes, the 450 shares of restricted stock that would have been payable for services rendered prior to the April 1995 Annual Meeting under the Non-Employee Director Plan will be paid instead as MDC stock equivalents. The value of a director's stock equivalents will be paid to him or her in cash after the director leaves the Board for any reason. Directors may make an advance election to receive this cash in a lump sum or in installments.

     To attract and retain qualified directors, it is not uncommon for publicly traded companies to augment director compensation with director retirement plans that continue to compensate directors after their service to the company has ended. MDC has chosen not to adopt such a plan. The increase in the amount of the Board's annual retainer is intended, in part, to be in lieu of adopting a director retirement plan.

Other Director Compensation
- ---------------------------

     In 1992, MDC entered into a consulting agreement with K. M. Duberstein to provide certain services in regard to an analysis of the disposition, by settlement or through litigation, of a matter involving MDC. Under the agreement, Mr. Duberstein is paid a quarterly retainer of $20,000 and is reimbursed for expenses incurred on behalf of MDC. In 1993, the consulting agreement was amended to expand the scope of Mr. Duberstein's services to include an additional matter. The amendment provides that his consulting fee for such additional services is $10,000 per month for the period of June 1993 through March 1994 and, thereafter, $10,000 for any month in which MDC notifies Mr. Duberstein that it requires his consulting services during that month. MDC required such additional services for six months after March 1994.

                          OWNERSHIP OF MDC STOCK

     The following table shows the beneficial ownership of MDC Stock as of January 31, 1995, unless otherwise indicated in the footnotes below, by each director, each nominee, the Chief Executive Officer, the four other most highly compensated executive officers, all directors, nominees and executive officers of MDC as a group, and each person MDC believes holds more than 5% of the outstanding MDC Stock. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than one 1/100th of one percent of MDC Stock as of January 31, 1995.

                                                           Percent of
                                    Number of Shares       MDC Stock
Name                               Beneficially Owned     Outstanding (1)
- ------------------------------------------------------------------------
John H. Biggs                         8,100  (2)                *
B. A. (Dolph) Bridgewater, Jr.        6,600  (3)                *
Beverly B. Byron                      1,084  (2)                *
John P. Capellupo                    15,215  (2)              .01%
William E. Cornelius                  8,100  (2)                *
William H. Danforth, M.D.             5,910  (4)                *
Kenneth M. Duberstein                 2,100  (2)                *
Robert H. Hood, Jr.                  24,758  (2)              .02%
Herbert J. Lanese                    30,552  (2)              .03%
William S. Kanaga                     6,600  (3)                *
James S. McDonnell III            3,826,830  (2)(5)          3.29%
John F. McDonnell                 2,495,564  (2)(5)          2.15%
George A. Schaefer                    3,600  (2)                *
Harry C. Stonecipher                180,363  (2)              .16%
Ronald L. Thompson                       0                     ---
P. Roy Vagelos, M.D.                  1,392  (6)                *
All directors, nominees and
 executive officers as a
 group (30 persons)               6,713,319  (5)(7)          5.78%
The Chase Manhattan Bank, N.A.   20,209,461  (8)            17.39%
Oppenheimer Group, Inc.          11,904,556  (9)            10.03%
- --------------------------

(1)  Rounded to nearest 1/100th of one percent.

(2) Shares as to which the director or executive officer has sole voting and dispositive power.

(3) The director has sole voting and dispositive power for 600 shares. The remaining shares are held as joint tenant for which there is shared voting and/or dispositive power.

(4) The director has sole voting and dispositive power for 2,400 shares. The remaining shares are held as joint tenant for which there is shared voting and/or dispositive power.

(5) Excludes an additional 7,149,642 shares held by the James S. McDonnell Foundation and James S. McDonnell Charitable Trusts A and B, over which J. S. McDonnell III, 7701 Forsyth Blvd., St. Louis, Missouri 63105, and J. F. McDonnell, P. O. Box 516, St. Louis, Missouri 63166-0516 have shared voting and dispositive power and each is deemed to be the beneficial owner of such shares. Taking into account these shares, J. S. McDonnell III, J. F. McDonnell, and all directors, nominees and executive officers as a group beneficially own 9.44%, 8.30%, and 11.93%, respectively, of the outstanding MDC Stock.

(6) The director has shared voting and/or dispositive power as the shares are held as joint tenant.

(7) Includes shares as to which a director or executive officer has sole or shared voting or dispositive power.

(8) Shares held of record by The Chase Manhattan Bank, N.A., Chase Manhattan Center, Brooklyn, New York 11245, as Trustee under the Employee Savings, Investment and Thrift Plans and the Employee Payroll Stock Ownership Plan (PAYSOP) of MDC. The Trustee has dispositive power for these shares to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate share of these shares. Except for shares held in the PAYSOP, shares for which the Trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as MDC Stock for which the Trustee receives voting instructions. Any shares held under the PAYSOP for which the Trustee does not receive voting instructions on any issue or proposal will not be voted with regard to that issue or proposal.

(9) Based on Schedule 13G dated February 7, 1995, by Oppenheimer Group, Inc. (Group), Oppenheimer Tower, World Financial Center, New York, New York 10281 as a parent holding company on behalf of Oppenheimer LP and certain of the Group's subsidiaries and/or certain investment advisory clients or discretionary accounts of such subsidiaries and relating to their collective beneficial ownership of shares of MDC's common stock. Oppenheimer Group, Inc. has shared dispositive and voting power with respect to all such shares.

       COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Directors, executive officers, and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, the Company believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1994.









































                                                                    Page 12
                 MANAGEMENT COMPENSATION AND SUCCESSION
               COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy
- -----------------------
     Under the direction of the Committee, MDC has developed and implemented compensation policies, plans, and programs designed to attract, motivate, reward and retain key management, technical and professional employees who contribute to the success of MDC, and closely link management compensation and equity ownership opportunity to Company performance and enhancement of shareholder value.

     In developing compensation plans and setting compensation levels, the Committee has examined compensation and plans offered by other Fortune 100 companies, including companies in the S&P Aerospace Defense index
(collectively, the Comparative Companies), and has retained and considered the recommendations of compensation consultants.

     The balance of this report:

1.   Describes the MDC Executive Compensation Program and the basis for
     1994 management base salaries, incentive awards, and long-term incentives;

2. Discusses the 1994 compensation of the current and former Chief Executive Officers; and

3. Outlines briefly proposed changes to the compensation program for 1995, that are described in detail elsewhere in this Proxy Statement.

Executive Compensation Program
- ------------------------------
     The 1994 compensation program consists of two parts: annual target cash compensation (which consists of base salary and annual incentives) and long-term incentives. Annual incentive awards are made under MDC's Incentive Award Plan (IA Plan), which was approved by MDC shareholders in 1986. Prior to 1994, long-term incentives were also made under the IA Plan. Long-term incentive awards are currently made under MDC's 1994 Performance and Equity Incentive Plan (PEIP) which was approved by MDC shareholders in 1994.

     Internal Revenue Code Section 162(m) limits the deductibility of certain compensation in excess of $1 million for MDC's Chief Executive Officer and its four other highest paid executives. Certain performance based compensation, however, is specifically exempt from the deduction limit if paid under a shareholder approved plan. Although MDC's incentive compensation programs historically have been designed to reward executives for achievement of the Company's performance objectives, the IA Plan does not meet certain technical requirements of Section 162(m). Therefore, on the Committee's recommendation, the Company is submitting the MDC Senior Executive Performance Sharing Plan to its shareholders for approval to make possible the maximum allowable tax deductibility of annual incentive compensation paid under this program in future years. For outstanding awards, the Committee has deferred annual and long-term incentive payments from the IA Plan to the extent such payments would be nondeductible under
Section 162(m). The Committee will continue to endeavor to maximize deductibility of compensation to the extent practicable while maintaining competitive compensation.


                                                                      Page 13
Annual Compensation
- -------------------
     In 1993, the Committee established the Performance Sharing Plan (PSP) pursuant to the IA Plan, under which the annual incentive compensation of its executive officers and approximately 900 other employees is determined. During the first quarter of each year, the Committee establishes base salary and the formula which is applied to the base salary for determining the target incentive award; Target Compensation is the sum of these two amounts.

     Base salaries are established based on (i) the value of the job determined with reference to salaries paid to executives of the Comparative Companies who perform similar duties and (ii) a subjective evaluation of the executive's performance in the job determined with reference to the executive's achievement of goals established as follows. Management in each business unit prepares strategic, financial and operational goals together with timelines for accomplishment. Strategic goals focus on such factors as new product development and business initiatives. Financial goals include criteria such as operating earnings, return on net assets
(RONA) and cash flow. Operational goals include factors such as productivity and quality management, workplace diversity, management development and environmental management. These goals cascade within each organizational component, culminating in the formation of individual performance goals specific to salaried employees. Accomplishments against individual goals are evaluated on an interim basis at mid-year and, on a final basis, at year-end; these are documented and approved in accordance with MDC's continuous performance improvement process.

     While target incentive awards were determined during the first quarter of 1994, the amount of incentive compensation actually earned by employees was determined by the Committee after year-end and paid in March 1995. The amount of earned incentive compensation was based upon (i) the performance of each executive against his or her goals during the year and (ii) the performance of MDC and the executive's business unit in relation to the following three Performance Factors, which were weighted as indicated: cash flow (30%); RONA (40%); and improvements in total quality management as measured generally by the Malcolm Baldrige Award criteria, which relate primarily to internal and external customer satisfaction and process management (30%). Both cash flow and RONA are adjusted for unusual accounting and operational items. Each of the Performance Factors was measured against an objective standard: RONA and cash flow for MDC and the executive's business unit were measured against the target amounts included in MDC's Annual Operating Plan, which was approved by the Board of Directors; and improvements in total quality management were measured by comparing target scores established by the Committee early in the year with the results of a total quality management assessment conducted by internal and external examiners who followed criteria and scoring procedures generally in accordance with those specified by the Malcolm Baldrige Foundation. The amount of earned incentive compensation related to cash flow was capped at two times 30% of the target incentive compensation, but earned incentive compensation related to RONA and total quality management had no limit.

     Target Compensation was established for 1994 when the Company was emerging from a period of austerity. Surveys indicated that Target Compensation for MDC's executive officers was generally lower than the median compensation paid to officers of the Comparative Companies with comparable responsibilities. Target Compensation for executive officers in 1994 increased an average of 19% over 1993 to amounts that were still generally below the median compensation of the Comparative Companies. A significant amount of this increase was in the form of target incentive compensation. The average base salary portion of Target Compensation of executive officers decreased from 73% in 1993 to 66% in 1994, while the average target incentive award portion of their Target Compensation increased from 27% in 1993 to 34% in 1994. The allocation of a larger percentage of Target Compensation to target incentive compensation was intended by the Committee to increase the portion of the executive officers' compensation that is tied to the Company's performance. As was the case in 1993, the executive officers' base salaries are generally below the median base salaries paid to comparable officers of the Comparative Companies.

     Because MDC's cash flow and RONA exceeded the 1994 Annual Operating Plan targets and improvements in total quality management exceeded the targets established by the Committee, the executive officers as a group earned an average of 256% of their 1994 target incentive award, compared to 201% for 1993, and base salary paid plus earned incentive compensation paid to the executive officers increased by 43% over 1993 levels. This improved performance was driven by MDC's cash flow being substantially in excess of the Annual Operating Plan, which resulted in aerospace debt reduction of $353 million and an increase in aerospace cash and cash equivalents of $393 million. RONA for 1994 was above the Annual Operating Plan target for each business unit due to increased operating income and reduced assets. All MDC business units exceeded their respective goals for improvement in total quality management. Each of these factors contributed to an increase in MDC's stock price from $35.67 at the end of 1993 to $47.33 at the end of 1994, after adjusting prices to reflect a 3 for 1 stock split paid in January 1995. All incentive compensation paid in 1995 to the executive officers based on 1994 services was paid in cash.

Long-Term Incentive Compensation
- --------------------------------

     The Committee granted Performance Accelerated Restricted Stock Awards (PARS Awards) to key executives under the PEIP. PARS Awards are grants of restricted stock, up to one-half of which, or in the case of the Chairman of the Board all of which, will be subject to forfeiture if the Company does not achieve substantial return on net asset targets during the 1994-1999 fiscal years. PARS Awards were granted only to those management employees with greater levels of responsibility who are expected to have a substantial impact on the Company's ability to achieve its strategic, financial and operational goals and objectives. As a result, the number of participants in this program is much smaller than the number of participants in the PSP annual incentive compensation program.

     Several of the Company's executive officers have outstanding Long-Term Incentive Awards (LTI Awards) which were granted by the Committee prior to 1994 under the IA Plan. LTI Awards are earned only to the extent that MDC Stock yields a total return superior to the average total return on the common stock of a group of competitive aerospace companies designated by the Committee during a three year performance period. There are currently five aerospace companies in the group, each of which is included in the Comparative Companies. The Committee believes that comparing stock price performance to this peer group rather than the Comparative Companies produces a more appropriate evaluation of performance. The LTI Awards were also granted to a relatively small number of management employees who were expected to have a substantial impact on the Company's ability to achieve its goals and objectives.

     The Committee compares the executive's Target Compensation and currently outstanding long-term incentive awards to such total compensation paid to officers performing similar services for the Comparative Companies when it determines the size of long-term incentive grants. In March 1994 the Committee granted PARS Awards to each of the officers named in the Summary Compensation Table of this Proxy Statement other than Harry C. Stonecipher.

     Compensation was paid under LTI Awards expiring in 1994 because the total return on MDC Stock during the performance period for such awards was greater than the average annual total return on the common stock of the peer companies.

Compensation of the Chief Executive Officer
- -------------------------------------------
     On September 24, 1994, MDC entered into an employment agreement with Harry C. Stonecipher to become President and Chief Executive Officer of the Company. All aspects of Mr. Stonecipher's 1994 compensation were governed by this employment agreement.

     The Committee and the Board of Directors approved Mr. Stonecipher's employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. In settling on the final compensation amounts, the Board focused on the importance of hiring a President and Chief Executive Officer with an outstanding business record who could provide the leadership necessary to improve MDC's competitiveness and profitability. The Board also recognized the need to consider Mr. Stonecipher's compensation at his former employer as well as the value of benefits under various plans of that employer that would be forfeited by Mr. Stonecipher upon his resignation.

     The terms of Mr. Stonecipher's employment agreement are summarized in the section entitled "Employment Agreement" on page 24. In order to reduce the amount of Mr. Stonecipher's compensation that may be nondeductible under Section 162(m), the Committee is considering amending the employment agreement to convert a portion of Mr. Stonecipher's restricted stock to stock equivalents which would remain subject to the terms and conditions of the employment agreement and would not be payable until his employment terminates.

Compensation of the Former Chief Executive Officer
- --------------------------------------------------
     John F. McDonnell was Chairman of the Board and Chief Executive Officer of the Company through September 23, 1994, and he continues to serve as Chairman. As Chairman, Mr. McDonnell continues to serve as a full time officer of the Company. Mr. McDonnell's Target Compensation, earned annual incentive compensation and long-term incentive compensation were determined in the same manner as described above for the Company's other executive officers. In setting Mr. McDonnell's compensation, the Committee considered competitive Chief Executive Officer compensation practices of the Comparative Companies and the relationship of his compensation to that paid to MDC's other senior executives. Mr. McDonnell's Target Compensation for 1994 was $1,031,000, which was a 26% increase from 1993. Mr. McDonnell's base salary portion of Target Compensation increased approximately 9% to $620,000 from 1993 to 1994, while the target incentive award portion of his Target Compensation increased by approximately 64% to $411,000. Mr. McDonnell's Target Compensation and base salary was below the median base salaries paid to chief executive officers of the Comparative Companies. As was the case with the other executive officers, the allocation of a larger percentage of Mr. McDonnell's Target
Compensation to target incentive compensation was intended by the Committee to link his opportunity to achieve higher Target Compensation to the Company's performance. In March 1994, the Committee granted Mr. McDonnell a PARS Award of 30,000 shares (adjusted for the Company's 3 for 1 stock split), all of which are subject to forfeiture if the Company does not achieve substantial RONA targets during the 1994-1999 fiscal years.

     In establishing Mr. McDonnell's 1994 earned incentive compensation, the Committee considered Mr. McDonnell's substantial attainment of individual goals during 1994, and the Company's exceptional performance in relation to the three Performance Factors. Mr. McDonnell's earned incentive compensation for 1994 was $1,000,000, bringing the total of his base salary and earned incentive compensation for the year to $1,620,000.
Mr. McDonnell's final 1994 incentive compensation was 243% of his target incentive award. As discussed above, the Committee deferred payment of Mr. McDonnell's earned incentive compensation to the extent it would have been nondeductible under Section 162(m). Because Mr. McDonnell did not receive an LTI Award in 1990 or 1991 maturing in 1994, he did not receive a long-term incentive award payout in 1994. The Committee has reduced
Mr. McDonnell's Target Compensation in 1995 to recognize the fact that he no longer serves as Chief Executive Officer and to reflect the value of his continuing contributions.


           MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE

                   B. A. Bridgewater, Jr., Chairman
                             W. S. Kanaga
                            G. A. Schaefer
                            P. R. Vagelos

PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Management Compensation and Succession Committee Report on Executive Compensation set forth above shall not be incorporated by reference into any such filings.

     Set forth below is a line graph comparing the cumulative total shareholder return on MDC Stock against the cumulative total return of the Standard & Poor's Composite-500 Index and the Standard & Poor's Aerospace/Defense Index. The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The other indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of MDC Stock.

     (The Table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*



  Company/Index        1989   1990   1991   1992   1993  1994

  McDonnell Douglas    $100    $68   $131    $89   $200  $269
  S&P 500 Index         100     97    126    136    150   152
  Aerospace/Defense     100    104    125    131    171   185

- --------------------

Source:  S&P Compustat Services, Inc.

   * Assumes that the value of the investment in MDC Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

                      EXECUTIVE COMPENSATION

     The table below provides information concerning the annual and long-term compensation for services rendered to MDC of those persons who at December 31, 1994 were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of MDC based on salary and bonuses for 1994 (the Named Officers).

                                           SUMMARY COMPENSATION TABLE
                            Annual Compensation                   Long-Term Compensation
                ----------------------------------------------------------------------------------------------
                                                                    Awards                Payout
                                                              ------------------          ------
                                                      Other
                                                      Annual   Restricted     Securities         All Other
                                                      Compen-    Stock        Underlying   LTIP   Compen-
    Name and                                          sation     Awards        Options    Payout  sation
Principal Position   Year  Salary      Bonus(1)         (2)      ($)(3)        (#)(4)     ($)(5)    (6)
- --------------------------------------------------------------------------------------------------------------

H. C. Stonecipher     1994  $206,250 (7)   $750,000    $22,301   $4,656,750 (8) 450,000    ---     $15,374 (9)
President and Chief   1993      ---          ---          ---         ---          ---     ---       ---
Executive Officer     1992      ---          ---          ---         ---          ---     ---       ---

J. F. McDonnell       1994   610,385      1,000,000 (10)  ---         ---           ---     ---     36,629
Chairman of           1993   559,477        495,100       ---         ---           ---     ---     33,569
the Board             1992   501,166        184,400       ---         ---           ---     ---     29,819

H. J. Lanese          1994   365,193        578,000        ---       285,313 (11)   ---  $667,836   21,906
Executive Vice        1993   339,150        277,300        ---         ---          ---      ---    20,359
President and Chief   1992   298,108        125,000        ---         ---          ---      ---    17,751
Financial Officer

J. P. Capellupo       1994   353,269        587,000        ---        285,313 (11)   ---  691,688    4,155
President-McDonnell   1993   319,496        300,000        ---          ---          ---      ---   17,670
Douglas Aerospace     1992   273,474        120,200         727         ---          ---      ---   16,279

R. H. Hood, Jr.       1994   366,471 (12)   415,200       7,883       228,250 (11)   ---  834,796   20,225
President-Douglas     1993   352,942 (12)   261,600       2,523         ---          ---      ---    9,116
Aircraft Company      1992   326,857 (12)    85,800       1,274         ---          ---      ---   12,577
- ----------------------------

(1) Mr. Stonecipher's bonus was a one-time bonus paid in accordance with the Employment Agreement discussed on page 24. All other bonuses are annual incentive compensation granted pursuant to MDC's Performance Sharing Plan (for 1994 and 1993) and MDC's Incentive Compensation Program (for 1992). Annual incentive compensation is paid during the first three months of the year following the year to which such compensation relates. For example, 1994 includes those earned incentive compensation awards paid in March 1995 for services rendered in 1994, all of which were paid in the form of cash.








(2) The Named Officers received certain perquisites, none of which exceeded $50,000.

(3) At December 31, 1994, the number and value of the restricted stock holdings of the following executive officers were: Mr. Stonecipher 126,000 shares ($5,964,000), Mr. McDonnell 30,000 shares
     ($1,420,000), Mr. Lanese 15,000 shares ($710,000), Mr. Capellupo
     15,000 shares ($710,000), and Mr. Hood 12,000 shares ($568,000).

(4) Adjusted to reflect the 3 for 1 stock split paid on January 3, 1995 to shareholders of record on December 2, 1994.

(5) LTIP payouts include long-term incentive awards originally scheduled to end in 1994 and awards for which the performance period was to have ended in 1995, but was shortened from four years to three years to end in 1994 as part of the Company's adoption of a new long-term incentive plan. The portions of LTIP payouts related to awards originally scheduled to end in 1995 were as follows: Mr. Lanese $596,283, Mr. Capellupo $596,283, and Mr. Hood $715,539.
     Approximately one-half of the payout amount was made in cash and one-half in shares of MDC Stock with the value of the stock based on the closing price of MDC Stock on March 10, 1994, the date the form of payout was determined.

(6) Includes amounts contributed by MDC on behalf of the Named Officers under the Employee Savings Plan of MDC - Salaried Plan (Savings Plan) and the MDC Supplemental Executive Savings Plan (SESP). The SESP provides benefits which are not available to employees under the Savings Plan because of Internal Revenue Code limitations on annual compensation that may be considered for determining contributions to the Savings Plan.

(7) Represents salary for employment from September 24, 1994 through December 31, 1994.

(8) Of the 126,000 shares of restricted stock granted to Mr. Stonecipher in 1994 pursuant to the Employment Agreement discussed on page 24, 42,000 shares will vest on March 31 in each of 1995, 1996 and 1997. The restricted stock is valued as of September 24, 1994, Mr. Stonecipher's employment date. Dividends are paid on these shares of restricted stock.

(9) Includes $11,567 for reimbursement of Mr. Stonecipher's relocation expenses.

(10) MDC's Management Compensation and Succession Committee has deferred annual incentive payments to the extent such payments would be nondeductible under Section 162(m). As a result, $560,000 of this bonus has been deferred.

(11) The restricted stock is valued as of April 22, 1994, the date MDC's shareholders approved the MDC 1994 Performance and Equity Incentive Plan, and represents shares which are not subject to forfeiture provided the executive officer remains employed by the Company for a period of six years following grant of such shares; all or part of the shares may vest approximately three years following grant if certain RONA goals are achieved. Upon a change in control of MDC, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied. Dividends are paid on these shares of restricted stock.

(12) Salary includes area and mortgage differentials of $29,901, $34,588 and $44,845 for the years 1994, 1993 and 1992, respectively.

Option Grants
- -------------

     The following table provides information about stock options granted during 1994.

                                 OPTION GRANTS IN LAST FISCAL YEAR
                                         Individual Grants                     Grant Date Value
                                 -------------------------------               -----------------
                                      Percent of
                      Number of         Total
                      Securities       Options
                      Underlying      Granted to     Exercise or                  Grant Date
                       Options       Employees in    Base Price     Expiration   Present Value
Name                 Granted (1)     Fiscal Year     ($/Share)(1)     Date           (2)
- --------------------------------------------------------------------------------------------------
H. C. Stonecipher      90,000            20%          $36.958       9/24/2006     $1,577,618
                       90,000            20%           36.958       9/24/2007      1,554,905
                       90,000            20%           36.958       9/24/2008      1,526,918
                       90,000            20%           36.958       9/24/2009      1,494,698
                       90,000            20%           36.958       9/24/2010      1,459,122

J. F. McDonnell          ---             ---             ---          ---             ---

H. J. Lanese             ---             ---             ---          ---             ---

J. P. Capellupo          ---             ---             ---          ---             ---

R. H. Hood, Jr.          ---             ---             ---          ---             ---
- ---------------------

(1) Options awarded to Mr. Stonecipher pursuant to the terms of the Employment Agreement discussed on page 24 vest and become exercisable in 20% increments on September 24 in each of 1996, 1997, 1998, 1999 and 2000. The per share exercise price is the fair market value on the date Mr. Stonecipher's employment with MDC began. The number of options and exercise price have been adjusted to reflect the 3 for 1 stock split paid on January 3, 1995 to shareholders of record on December 2, 1994.

(2) These estimated values are based on the Black-Scholes option pricing model using the following assumptions and inputs: options exercised 10 years after vesting, three-year prior stock price volatility of 0.37, three-year average dividend yield of 2.10% and interest rates of 8.00%, 8.05%, 8.10%, 8.15% and 8.20% which were the 12 through 16 year Treasury bond returns at time of grant. The actual value, if any, the executive officer may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised, and may vary significantly from the theoretical values estimated by the Black-Scholes model.

Option Fiscal Year-End Value
- ----------------------------

     None of the Named Officers exercised any stock options or stock appreciation rights during 1994 and none of them hold any stock appreciation rights. The following table provides information with respect to the number and value of unexercised options held by the Named Officers at December 31, 1994.


                         FISCAL YEAR-END OPTION VALUES

                  Number of Securities Underlying    Value of Unexercised
                            Unexercised                   In-the-Money
                            Options at                      Options at
                        December 31, 1994              December 31, 1994
                    -------------------------      --------------------------
Name                Exercisable  Unexercisable     Exercisable   Unexercisable
- ------------------------------------------------------------------------------
H. C. Stonecipher       ---       450,000              ---       $4,668,750(1)

J. F. McDonnell         ---         ---                ---           ---

H. J. Lanese            ---         ---                ---           ---

J. P. Capellupo         ---         ---                ---           ---

R. H. Hood, Jr.         ---         ---                ---           ---


- ---------------------

(1) Represents the difference between the December 31, 1994 closing price of MDC Stock and the exercise price of the options.




















                                                                     Page 22
Long-Term Incentive Plan Awards
- -------------------------------
     The following table provides information concerning awards made during
1994 to the Named Officers under the Performance Accelerated Restricted
Stock (PARS) Program implemented under the MDC 1994 Performance and Equity
Incentive Plan.

                       LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
- ----------------------------------------------------------------------------------------------
                                                          Estimated Future Payouts Under
                                                        Non-Stock Price-Based Plans(1)(2)
                                                    ------------------------------------------
                   Number of   Performance Period    Threshold      Target
                    Shares       Until Payout      No. of Shares  No. of Shares      Maximum
    Name              (2)             (1)               (3)           (4)        No. of Shares
- ------------------------------------------------------------------------------------------------
H. C. Stonecipher     ---  (5)          ---             ---          ---            ---
J. F. McDonnell     30,000 (6)       1994-2000           1          15,000         30,000
H. J. Lanese         7,500 (6)       1994-2000           1           3,750          7,500
J. P. Capellupo      7,500 (6)       1994-2000           1           3,750          7,500
R. H. Hood, Jr.      6,000 (6)       1994-2000           1           3,000          6,000
- -----------------------------

(1) The shares of restricted stock disclosed in this table are subject to forfeiture if certain RONA goals are not obtained for the six calendar years following the grant of restricted shares (including the year of grant). Participants are entitled to voting rights and dividends. Vesting of all or part of the shares, however, may be accelerated to 1997 if MDC achieves specified average RONA goals during the 1994-1996 fiscal years. Upon a change in control of MDC, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied.

(2) Number of shares adjusted to reflect the 3 for 1 stock split paid on January 3, 1995 to shareholders of record on December 2, 1994.

(3) Represents the number of shares upon which restrictions will lapse if a specified minimum level of performance is obtained.

(4) While the real target under the PARS Program is the maximum payout, this column discloses the number of shares upon which restrictions will lapse if the level of performance obtained is at the midpoint between the minimum at which shares may be earned and the level at which all shares will be earned.

(5) Pursuant to the Employment Agreement discussed on page 24, MDC has agreed to grant Mr. Stonecipher 120,000 performance based restricted shares of MDC Stock, which will be granted in installments of 30,000 shares during the first quarters of 1995, 1996, 1997 and 1998.

(6) Represents PARS shares which are subject to forfeiture if certain RONA goals are not achieved.




                                                                     Page 23
Retirement Income Plans
- -----------------------

     Substantially all employees of MDC and its subsidiaries participate in one of the various retirement plans maintained by MDC and its subsidiaries. All executive officers participate in MDC's Retirement Income Plan for Salaried Employees (Retirement Plan), which is a qualified defined benefit pension plan.

     The following table shows the annual benefit payable under the Retirement Plan for the life of the retiree and with no payments thereafter to a survivor, upon retirement at age 65, for employees in the salary classifications and with the years of service under the Retirement Plan as specified. The present maximum annual Primary Insurance Amount (PIA) Social Security benefit that was used in computing the offset included in the benefits set forth in the table is $13,608. The benefits set out in the table are payable from the Retirement Plan to the limits permitted under the Internal Revenue Code of 1986, as amended; thereafter, any additional benefit will be paid under the Supplemental Employee Retirement Income Plan (SERIP).

                              PENSION PLAN TABLE
   Assumed Final
 Five-Year Average
Annual Compensation   Estimated Annual Retirement Benefits for Years of Service Indicated
- ---------------------------------------------------------------------------------------------
                    15 Years    20 Years     25 Years     30 Years     35 Years     40 Years
                    --------    --------     --------     --------     --------     --------
    $ 300,000       $ 64,438    $ 85,918     $107,397     $128,876     $150,697     $173,197
      450,000         98,188     130,198      163,647      196,376      229,447      263,197
      600,000        131,938     175,918      219,897      263,876      308,197      353,197
      750,000        165,688     220,918      276,147      331,376      386,947      443,197
      900,000        199,438     265,918      332,397      398,876      465,696      533,196
    1,050,000        233,188     310,917      388,647      466,376      544,447      623,197
    1,200,000        266,938     355,918      444,897      533,876      623,197      713,197


     Employer contributions to the Retirement Plan are on an aggregate basis with no separate identity as to amounts paid or set aside with respect to individuals. Generally, subject to certain exceptions and technical definitions, the formula under the Retirement Plan for computing monthly benefits payable at normal retirement (age 65) for the life of the retiree and with no payments thereafter to a survivor is: 1.5% of an employee's highest average monthly salary for five consecutive years of the employee's last ten years of service multiplied by years of employment while covered by the Retirement Plan, minus 1.5% of monthly PIA Social Security benefits multiplied by up to a maximum of 33-1/3 years of employment while covered by the Retirement Plan. Salary covered by the Retirement Plan generally includes regular base salary, certain commissions, and annual incentive awards made under the Performance Sharing Plan.





                                                                      Page 24
Compensation reported in the table on page 18 includes compensation not covered by the Retirement Plan. As of November 27, 1994 (end of Retirement Plan year), compensation covered by the Retirement Plan and the SERIP for 1994 for the Named Officers, other than Mr. Stonecipher, and parenthetically, the current five-year average annual compensation and the current number of years of salaried employment under the Retirement
Plan for each such individual, was as follows:  J. F. McDonnell -
$1,101,642 ($799,614; 33 years); H. J. Lanese - $640,560 ($493,345; 5 years); J. P. Capellupo - $650,574 ($437,233; 33 years); and R. H. Hood,
Jr. - $597,544 ($429,888; 21 years).  Mr. Stonecipher, who was employed by
MDC on September 24, 1994, has not yet completed a year of service.
Mr. Stonecipher's compensation and an arrangement concerning the calculation of his service under MDC's retirement plans are discussed below in the summary of the terms of his employment agreement.

                          EMPLOYMENT AGREEMENT

     On September 24, 1994, the Company entered into an employment agreement (the Agreement) with Mr. Stonecipher designed to assure the Company of his continued employment as President and Chief Executive Officer. The original "Employment Period" under the Agreement will expire on September 23, 1997. However, unless written notice is given to the contrary by the Company at least one year prior to the expiration date, the Employment Period annually will be extended for an additional year, but will not extend beyond May 16, 2001.

     Under the Agreement, Mr. Stonecipher receives a base salary of not less than $825,000 per year; target annual incentive compensation for 1995 of $575,000, with earned annual incentive compensation for 1995 and target and earned annual incentive compensation thereafter to be determined pursuant to the same terms and conditions as applied to the other members of the Company's senior management. The Agreement also provides for Mr. Stonecipher to receive: a one-time bonus of $750,000; 180,000 restricted shares of MDC Stock (42,000 shares of which will vest on March 31 in each of 1995, 1996 and 1997 and 54,000 shares of which will vest on March 31,
2002); 120,000 performance based restricted shares of MDC Stock, which will be granted in installments of 30,000 shares each during the first quarters of 1995, 1996, 1997 and 1998, with vesting, performance periods and other criteria to be as set by the Management Compensation and Succession
Committee of the Company's Board of Directors for other members of senior management; options to purchase 450,000 shares of MDC Stock at $36.958 per share (the market price on the date of grant) which vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000; reimbursement of moving and relocation expenses incurred to move his residence to St. Louis, Missouri; and participation in the Company's other employee benefit plans, policies, practices and arrangements. As described in the Management Compensation and Succession Committee Report on Executive Compensation, the Company and Mr. Stonecipher are considering amending the employment agreement to convert a portion of Mr. Stonecipher's restricted stock to stock equivalents which would remain subject to the terms and conditions of the Agreement and would not be payable until his employment terminates.

     For the purposes of calculating Mr. Stonecipher's benefits under the Company's retirement plans, he will receive credit for twice as many years of service as he actually works for MDC. In addition, MDC has agreed to provide a supplemental pension payment equal to the difference


                                                                     Page 25
between (i) what Mr. Stonecipher would have received from his prior employer had he stayed with that employer through the end of the Employment Period and (ii) the pension payments he is actually entitled to receive from the other company and MDC.

     The Agreement provides that throughout the Employment Period, the Company shall neither assign duties to Mr. Stonecipher which are not appropriate for someone in the position of President and Chief Executive Officer, nor substantially diminish his responsibilities. The Agreement prohibits Mr. Stonecipher from competing with the Company and from disclosing confidential information concerning the Company so long as any restricted stock or stock options granted under the Agreement remain unvested or unexercised. In the event the Company fails to perform any material covenant or agreement set forth in the Agreement, Mr. Stonecipher will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of a material breach of the Agreement or for acts involving moral turpitude or a material breach of his duty of loyalty to the Company. In the event of death or disability, the Management Compensation and Succession Committee would determine the reduction, if any, of the amount of incentive compensation that would be payable or that would vest or remain exercisable. The Agreement also provides for reimbursement of Mr. Stonecipher for legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the Agreement.

     Under the Agreement, the Company also is required to make an additional "gross-up payment" to Mr. Stonecipher to offset fully the effect of any excise tax imposed on change in control payments under Section 4999 of the Internal Revenue Code of 1986, as amended, on any such payment made to him under the Agreement. Because the Agreement does not provide for an acceleration of benefits in the event of a change in control of MDC, the Company anticipates that the amount of such payment, if any, would not be substantial.

     The Company has no employment agreements with any of its other executive officers.

                  CERTAIN TRANSACTIONS WITH MANAGEMENT

     One executive officer of the Company was indebted to the Company during 1994 in an amount in excess of $60,000. The Company made a shared appreciation loan to R. H. Hood, Jr. on April 29, 1989 in the principal amount of $665,000. The loan was one of several made to assist key employees who transferred to Douglas Aircraft Company in purchasing new homes in California. Each such loan is secured by a Second Deed of Trust on the employee's residence. No payments are due on the loans until the earliest of: (i) the date the employee ceases to use the new home as his principal residence, (ii) the date on which he transfers part or all of his interest in the residence, (iii) the date his employment with MDC terminates other than by death, (iv) one year after his death, (v) acceleration of the maturity date; or (vi) thirty years after the loan was made. When the loan becomes due, the employee is required to pay MDC its Proportionate Share
(as defined in the loan documents) of the fair market value of the employee's residence. MDC's Proportionate Share is approximately the ratio of the loan amount to the purchase price of the residence.


                                                                     Page 26

                           CERTAIN LITIGATION

     On May 4, 1993, Pierre Haber filed an action in the U. S. District Court for the District of Columbia against the Company, its then incumbent directors and certain of its officers. The complaint was purportedly brought, in part, as a derivative action on behalf of the Company against its directors and certain officers, seeking compensatory and punitive damages for claimed breaches of fiduciary duty. During 1994, in accordance with Maryland law, MDC's Charter and its Bylaws, MDC advanced approximately $40,400 in expenses relating to the litigation on behalf of the directors and officers named in the complaint. In March 1994, defendants moved to dismiss all claims. Plaintiff did not respond to these motions and in December 1994 plaintiff voluntarily dismissed the lawsuit without prejudice.

2.  PROPOSAL TO APPROVE THE SENIOR EXECUTIVE PERFORMANCE SHARING PLAN

     The purpose of this proposal is to seek shareholder approval of the MDC Senior Executive Performance Sharing Plan (the Plan). The Plan is being submitted to shareholders for approval in response to Internal Revenue Code Section 162(m), which imposes limits on the Company's ability to deduct for federal income tax purposes compensation paid to the Chief Executive Officer and four other highest paid executives, unless certain requirements are met. The Plan is similar to the MDC Performance Sharing Plan (PSP), which has provided annual cash awards of performance based compensation to key employees since 1993, with certain modifications to meet the law's requirements that the material terms of performance based compensation be disclosed to and approved by shareholders prior to payment of the awards. The Company anticipates that only its executive officers will participate in the Plan. Other employees who receive annual incentive compensation but are not executive officers will continue to participate in the PSP.

     The Board of Directors unanimously recommends a vote for the proposal to approve the Senior Executive Performance Sharing Plan. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for adoption of this proposal. The Board of Directors has determined that approval of the Plan is in the best interests of the Company and its shareholders because it will permit the Company to deduct for tax purposes the full amount of the annual incentive compensation payments made to its senior executives. If the Plan is not approved by shareholders, it will not become effective.

     The following discussion sets forth the material terms of the Plan. The discussion is qualified in its entirety by reference to the complete text of the Plan as set forth in Exhibit A.

General
- -------

     The purpose of the Plan is to provide an annual incentive whereby a significant portion of an executive's compensation is based on his or her efforts in achieving specified performance objectives established for a given fiscal year. The Plan is designed to attract, motivate and retain




                                                                     Page 27
key executives on a competitive basis in which total cash compensation levels are closely linked with accomplishment of the Company's financial and strategic objectives.

Administration
- --------------
     The Plan is administered by the Management Compensation and Succession Committee of the Board of Directors (the Committee), which has broad authority to administer and interpret the Plan, prescribe, amend and rescind rules relating to the Plan, and determine the rights and obligations of participants under the Plan.

Eligibility
- -----------
     Participation in the Plan is limited to key employees of the Company designated by the Committee. It is anticipated that approximately twenty individuals, including the Company's Chief Executive Officer, will receive awards under the Plan.

Maximum Target Incentive Awards and Performance Criteria
- --------------------------------------------------------
     The Committee will establish maximum target awards which will be payable to participants under the Plan only upon the achievement of specific performance goals based on one or more of the following performance criteria: return on assets, return on equity, return on capital, return on revenues, cash flow, additions to firm backlog as set forth each year in MDC's Annual Report to Shareholders, book value, MDC stock price performance, earnings per share of MDC stock, price earnings ratio, or total quality management score calculated generally in accordance with criteria and scoring procedures specified by the Malcolm Baldrige Foundation. Each of these performance criteria are to be specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, and may include or exclude specified items of an unusual or nonrecurring nature.

Payments
- --------
     Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying such payment have been met. Amounts earned under the Plan will be paid in cash by the end of March of the year following the year to which the performance relates. In general, to receive a payment under the Plan, the participant must be an employee of the Company at the time such amount is paid.

Maximum Compensation
- --------------------
     The maximum annual incentive award payable under the Plan to a participant may not exceed $3 million for any given fiscal year.

Discretion
- ----------
     No awards are to be paid to a participant if the minimum applicable performance criteria are not achieved for a given fiscal year. If the applicable performance criteria are achieved for a given fiscal year, the Committee has full discretion to reduce or eliminate the annual incentive award otherwise payable for that year. Under no circumstances may the Committee use discretion to increase an annual incentive award payable to a participant.

Amendment and Termination
- -------------------------
     The Committee may amend, suspend or terminate the Plan at any time, except that no amendment is to be made without prior approval of the Company's shareholders which would (i) increase the maximum award payable under the Plan, (ii) change the specified performance objectives for payment of awards, or (iii) modify the requirements as to eligibility for participation. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of a previously set target award.

Plan Benefits
- -------------
     The Company is not able to presently determine the benefits to be paid under the Plan for 1995 performance. However, if the Plan had been in effect in 1994, the annual incentives paid to the executive officers would have been the same as was actually paid under the PSP as shown below (and, for the Named Officers, other than Mr. Stonecipher, as reported in the Bonus column of the Summary Compensation Table on page 18).

                                              Amount of
     Name                                      Payment
     -------------------------------          ---------

     H. C. Stonecipher                          N/A (1)

     J. F. McDonnell                         $1,000,000

     H. J. Lanese                               578,000

     J. P. Capellupo                            587,000

     R. H. Hood, Jr.                            415,200

     Executive Officer Group                  5,446,000

     Non-Executive Director Group                     0

     Non-Executive Officer
     Employee Group                                   0


(1) Mr. Stonecipher, who joined MDC on September 24, 1994, did not receive annual incentive compensation for 1994.


3.     A SHAREHOLDER PROPOSAL REGARDING COMPOSITION OF THE
       NOMINATING COMMITTEE

     The New York City Employees' Retirement System, c/o Alan G. Hevesi, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, which owns 167,430 shares of MDC Stock, submitted the following proposal.

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

NOW THEREFORE BE IT RESOLVED THAT: the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (l) has not been employed by the company or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) does not, and did not, have a personal services contract with the company;
(5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. The Committee's responsibilities shall include establishing procedures for the nominating process and developing for board approval the criteria for nomination.


                          SUPPORTING STATEMENT

     As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

     We urge you to vote FOR this proposal.

                     MANAGEMENT'S OPPOSING STATEMENT

     For the following reasons, the Board recommends a vote AGAINST this proposal.

     This proposal is substantially the same as proposals submitted by the same shareholder in 1993 and 1994, which the shareholders defeated. MDC's Bylaws require that members of its Nominating Committee "be independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment." MDC's Nominating Committee, therefore, is comprised of three members all of whom are non-management directors. Thus, this proposal is in large part moot.

     The proponent, however, has used a broader, more restrictive definition of Nominating Committee member independence than that which is generally used by public companies. The Board believes that the proposal could result in automatically eliminating qualified Board members from serving on the Nominating Committee. The Board believes that it is not in MDC's or the shareholders' best interests to tie the hands of the Board unnecessarily by forcing them to use mechanical determinations of committee composition rather than prudent business judgment.

     Finally, in considering the Board's position, it should be noted that in addition to MDC's Nominating Committee which is comprised of three non-management members, eleven of MDC's thirteen directors are non-management directors; MDC's Audit Committee is comprised of four members, all of whom are non-management directors; and MDC's Management Compensation and Succession Committee is comprised of four members, all of whom are non-management directors.

     The Board believes that the composition of MDC's Nominating Committee is independent of management.

     FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of the shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the adoption of this proposal.

4.   OTHER MATTERS

     MDC management does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, the persons named as proxies intend to vote upon them in accordance with their best judgment.


                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has appointed Ernst & Young as the independent certified public accountants for 1995. Ernst & Young and predecessor firms have served as the Company's independent certified public accountants since MDC was formed in 1967. Representatives of Ernst & Young will be present at the 1995 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they so desire.

                          SHAREHOLDER PROPOSALS

     Shareholders may recommend that the Nominating Committee consider prospective director nominees for inclusion in MDC's Proxy Statement by following the procedures set forth on page 7 in the section entitled Nominating Committee. Only nominees recommended by the Nominating Committee and approved by the Board of Directors will be included in MDC's Proxy Statement. Otherwise, under the Company's Bylaws, in order for a shareholder to nominate a candidate for director at a meeting of shareholders, timely notice must be received by the Company in advance of the meeting. Ordinarily such notice must be received not less than 60 nor more than 90 days before the first anniversary of the preceding year's Annual Meeting. However, if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be received not earlier than the 90th day prior to the Annual Meeting and not later than the later of (i) the 60th day prior to the date set for the Annual Meeting or (ii) the tenth day following the date on which the date set for the Annual Meeting is first announced publicly. In certain cases, notice may be delivered later if the number of directors to be elected to the Board is increased. Any shareholder filing a notice of nomination must include certain information about the nominee, as well as the name and address of the shareholder and the number of shares of MDC Stock held by the shareholder.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by MDC within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business.

     In each case the notice described above must be given to Steven N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code 1001240,
P.O. Box 516, St. Louis, Missouri 63166-0516. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

     The foregoing requirements are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement. Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by MDC by November 27, 1995 for inclusion in its Proxy Statement and form of Proxy for such meeting. Any such proposals should be sent to Steven N. Frank at the address set forth in the preceding paragraph. Upon receipt of any proposal, MDC will determine, in accordance with regulations governing the solicitation of proxies, whether to include such proposal in the Company's Proxy Statement.

                         SOLICITATION OF PROXIES

     The solicitation of this proxy is made by the Board of Directors of the Company. Proxies for the Annual Meeting of Shareholders will be solicited by mail and may also be solicited by MDC directors, officers, and employees, personally or by telephone or telegraph. Such persons will not be specially compensated for such service. Brokerage houses, custodians, nominees and fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their expenses. The entire cost of solicitations will be borne by MDC. Any shareholder giving a proxy may revoke it by (i) communicating such revocation in writing prior to the meeting to Steven N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code 1001240, P.O. Box 516, St. Louis, Missouri 63166-0516, (ii) duly executing and delivering a proxy bearing a later date or (iii) attending the meeting and voting in person.

                             By order of the Board of Directors,

                             Steven N. Frank
                             Secretary

March 24, 1995

                                Exhibit A

                      MCDONNELL DOUGLAS CORPORATION
                SENIOR EXECUTIVE PERFORMANCE SHARING PLAN

I.   Plan Purpose

     The McDonnell Douglas Corporation Senior Executive Performance Sharing Plan is intended to provide an annual incentive whereby a significant portion of the selected executive's compensation is based on his or her efforts in achieving specified performance objectives established for a given Year. The Plan is designed to attract, motivate and retain key executives on a competitive basis in which total cash compensation levels are closely linked with accomplishment of the Company's financial and strategic objectives.

II.  Eligibility and Participation

     Within the first 90 days of each Year, the Committee shall identify, in writing, the key employees who will participate in the Plan for such Year. Additions to the Plan during a Year shall be made only in the event of an unusual circumstance, such as a new hire or promotion.

III. Individual Maximum Target Awards

     Individual maximum target awards shall be established by the Committee for eligible employees. Target awards will be paid only upon the achievement of specific performance goals established by the Committee, in writing, within the first 90 days of each Year (or, in the case of a new hire or promoted individual added to the Plan during a Year, before 25% of such individual's service for the Company for the performance period established for the individual has elapsed). Such performance goals will be based on one or more of the following performance-based criteria:
return on assets, return on equity, return on capital, return on revenues, cash flow, additions to firm backlog as set forth each year in MDC's Annual Report to Shareholders, book value, McDonnell Douglas Corporation stock price performance, earnings per share of McDonnell Douglas Corporation stock, price earnings ratio, or total quality management score calculated generally in accordance with criteria and scoring procedures specified by the Malcolm Baldrige Foundation. Each of these performance criteria are to be specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, and may include or exclude specified items of an unusual or nonrecurring nature.

IV.  Discretion to Decrease Award

     The Committee, in its discretion, may cancel or decrease an earned target award, but may not under any circumstances increase such award.

V.   Maximum Award

     Notwithstanding any other provision of this Plan, the maximum target award a Participant may earn and receive in a Year is $3,000,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

VI.  Payments

     Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying the payment of Plan Compensation have been met. The distribution of Plan Compensation shall be made in cash by the end of March following the Year.

VII. Entitlements

     General Rule. To receive compensation from this Plan, the Participant must be an employee of the Company at the time of payment of Plan
Compensation as determined by the Committee, in its sole discretion. Exceptions to this rule shall be made in the cases of death, retirement, layoff, and disability as described in this Section. The Committee may also, in its sole discretion, permit other exceptions to this rule.

     Death, Retirement, Layoff and Disability. If a Participant dies, retires, is laid off, or becomes disabled during the Year, the amount earned shall be prorated and payment made by the end of March following the Year. If death, retirement, layoff or disability occurs after the close of a Year, but before payment is made, such event shall not affect calculations.

VIII.    Administration

     The Committee is authorized and empowered to administer the Plan; interpret the Plan; prescribe, amend and rescind rules relating to the Plan; and determine the rights and obligations of Participants under the Plan. The Committee may delegate certain of these activities, and all other matters as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its shareholders, and its participants.

IX.  Miscellaneous

     No Contract or Guarantee of Continued Employment. Eligibility to participate in the Plan is not a guarantee of continued employment. The Plan does not constitute a contract of employment, and the Company specifically reserves the right to terminate a Participant's employment at any time with or without cause and with or without notice or assigning a reason.

     No Guarantee of Plan Compensation. Eligibility to participate in this Plan does not guarantee the payment of Plan Compensation. Participants who have accrued rights to Plan Compensation shall be general creditors of the Company and shall not have any interest in the income or assets of the Company.

     Assignments and Transfers. With the exception of transfer by beneficiary designation, will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

     Withholding Tax. The Company will deduct from all cash payments due a Participant taxes required by law to be withheld with respect to such payments.

X.   Definitions

     Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

     Board means the Board of Directors of McDonnell Douglas Corporation.

     Code means the Internal Revenue Code of 1986, as amended.

     Committee means the Management Compensation and Succession Committee of the Board or any such other Committee to which the Board has delegated the responsibility for administering the Plan. The Committee shall consist of three or more members of the Board who are "outside directors" as defined in Code Section 162(m) and the regulations thereunder.

     Company means McDonnell Douglas Corporation (MDC) and its Subsidiaries and Joint Ventures.

     Year means the fiscal year of the Company.

     Disability means disability according to the terms of the Salaried Long-Term Disability Insurance MDC-East Plan, the Salaried Long-Term Insurance MDC-West Plan or the Long Term Disability Insurance Plan for Salaried Employees (MDHC), as may from time to time be applicable with respect to the particular Participant.

     Joint Venture means any partnership designated by the Committee where the Company maintains 50% or more of the voting securities of the venture or any such lesser percentage as the Committee may determine, in its sole discretion.

     Layoff means a termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant's position as a result of a facility closure, discontinuance or relocation of operations, acquisition, reorganization or sale (including the sale by the Company of a business unit, division, product line or functionally related group of assets).

     Participant means an eligible Company employee selected for plan participation in accordance with the procedures set forth in Section II.

     Plan means the McDonnell Douglas Corporation Senior Executive Performance Sharing Plan as set forth herein.

     Plan Compensation means the amounts earned for the Year as a consequence of the Plan.

     Retirement means retirement according to the terms of the Employee Retirement Income Plan of McDonnell Douglas Corporation -- Salaried Plan, as may be modified from time to time.

     Subsidiary means any corporation designated by the Committee in which the Company owns an equity interest.

XI.  Governing Law

     The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Missouri, without giving effect to the principles of conflicts of law thereof.

XII.  Plan Amendment and Termination

     The Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. Notwithstanding the foregoing, no amendment to the Plan shall be effective which would increase the maximum award payable under
Section V, which would change the specified performance objectives for payment of awards under Section III, or which would modify the requirements as to eligibility for participation under Section II unless the stockholders of McDonnell Douglas Corporation shall have first approved such change. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of the target award in contravention of the requirements of Section IV.

XIII.    Effective Date of the Plan

     This Plan shall be effective on the date it is approved by the shareholders of the Company which must occur within one year after approval by the Board. Any grant of Plan Compensation prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

PROXY

                       MCDONNELL DOUGLAS CORPORATION
          Proxy Solicited on Behalf of the Board of Directors of
           the Company for the Annual Meeting on April 28, 1995


     The undersigned hereby appoints John F. McDonnell, Harry C. Stonecipher and F. Mark Kuhlmann, or their designees, each with power of substitution, as lawful proxies to represent and vote as specified on this card all the shares of common stock held of record by the undersigned on March 3, 1995, at the Annual Meeting of Shareholders to be held on Friday, April 28, 1995, and at any adjournments thereof. Said proxies are authorized to vote in accordance with their best judgment as to any other business which may properly come before the meeting.

Election of Directors.

  Nominees to be elected for term ending in 1998:  John H. Biggs
                                                   James S. McDonnell III
                                                   Harry C. Stonecipher
                                                   P. Roy Vagelos


You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. However, if a vote is not specified, said proxies will vote FOR proposals 1 and 2 and AGAINST proposal 3. The persons named as proxies cannot vote your shares unless you sign and return this card.


                                                               SEE REVERSE
                                                                  SIDE

                                                            (REVERSE SIDE)

       Please mark your votes
X      as in this example                                            5139

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.


      The Board of Directors recommends a vote FOR proposals 1 and 2.

                                           FOR        WITHHELD

1. Election of Directors
    (see reverse)                          ------      --------

For, except vote withheld from the following nominee(s):

- ---------------------------------------------------

                                           FOR          AGAINST     ABSTAIN

2.  Proposal to approve
    the Senior Executive
    Performance Sharing Plan               ------       -------      -------






The Board of Directors recommends a vote AGAINST proposal 3.


                                 FOR      AGAINST      ABSTAIN

3.  Proposal regarding
    composition of
    Nominating Committee        ------    -------      -------


Address change/comments noted                          -------

Mark this box to obtain an admittance ticket           -------


SIGNATURE(S) --------------------------------------  DATE -------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                     CONFIDENTIAL VOTING INSTRUCTIONS
                       MCDONNELL DOUGLAS CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 1995
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO: THE CHASE MANHATTAN BANK, N.A., TRUSTEE UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS CORPORATION AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION

I HEREBY DIRECT THE TRUSTEE TO VOTE, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING OF SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION (MDC) TO BE HELD ON APRIL 28, 1995, AND ANY ADJOURNMENTS THEREOF, ALL FULL AND FRACTIONAL SHARES OF COMMON STOCK OF MDC CREDITED TO MY ACCOUNTS AT THE CLOSE OF BUSINESS ON MARCH 3, 1995, UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MDC, AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF.

SHARES IN EACH PLAN ARE VOTED BY THE TRUSTEE, AND PARTICIPANTS MAY NOT VOTE SUCH SHARES AT THE ANNUAL MEETING. HOWEVER, IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE SPECIFICATIONS GIVEN. THIS IS THE ONLY METHOD BY WHICH YOU MAY DIRECT THE VOTING OF SHARES CREDITED TO YOUR ACCOUNTS. IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED WITHOUT DIRECTIONS, OR ARE RETURNED SO THAT THEY ARE RECEIVED LATER THAN APRIL 25, 1995, OR ARE RETURNED WITHOUT SIGNATURE, OR ARE NOT RETURNED, THE SHARES IN EACH PLAN WILL BE VOTED IN THE SAME PROPORTION FOR, AGAINST OR IN ABSTENTION AS SHARES IN EACH RESPECTIVE PLAN ARE VOTED FOR WHICH INSTRUCTIONS ARE RECEIVED; HOWEVER, SUCH SHARES IN THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION WILL NOT BE VOTED.

                       (Continued on the other side)


                                                             (Reverse Side)

         Please mark your votes
 X       as in this example



      The Board of Directors recommends a vote "FOR" Proposals 1 and 2.


                                                      With-         For All
                                           For        hold         Except
1.) Election of Directors
    Directors for terms ending             -----      ------       -------
    in 1998:
    John H. Biggs, James S. McDonnell III,
    Harry C. Stonecipher, P. Roy Vagelos


If you wish to withhold your vote from any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.

                                            For      Against       Abstain

2.) Proposal to approve the
    Senior Executive
    Performance Sharing Plan                -----    --------      --------



The Board of Directors recommends a vote "AGAINST" Proposal 3

                                           For        Against     Abstain
3.)  Proposal regarding
     composition of Nominating
     Committee                            ------     --------     --------




Please be sure to sign and date this instruction.

- ---------------------------         Date:  ---------------------
Participant sign here